                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-96205


                            IGEN INTERNATIONAL, INC.

                  PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2000
                                       To
                       Prospectus Dated February 23, 2000

         This document is a supplement to the prospectus of IGEN International, Inc. dated February 23, 2000. The purpose of this supplement is to update the information in the prospectus about the offering of up to an aggregate of 1,700,000 shares of IGEN's common stock by selling securityholders. This supplement should be read only with the prospectus.

         This supplement replaces the Selling Securityholder table on page 13 in the prospectus. The changes in the new table include adding new selling securityholders, deleting holders who no longer own the securities, and updating the amounts of securities that may be sold in the offering or may be held after the offering. The new table is updated as of December 12, 2000.

         Finally, the second sentence of the third paragraph under the heading "SELLING SECURITYHOLDERS" on pages 12 and 13 of the prospectus is revised by replacing "January 26, 2000" with "December 20, 2000." The table and footnotes set forth on page 13 of the Prospectus are deleted and replaced with the following:



SELLING STOCKHOLDER                       NUMBER OF SHARES       NUMBER OF SHARES        % OF COMMON
-------------------                       OWNED PRIOR TO         WHICH MAY BE SOLD       STOCK
                                          OFFERING               IN THIS OFFERING        -----
                                          --------               ----------------
Brown Simpson Partners I, Ltd. (1)        1,008,165 (2)          1,214,286 (3)           7.13
                                          ---------

LBI Group, Inc.                           403,226 (4)            485,714   (5)           2.98


(1) Brown Simpson Partners I, Ltd. is not currently the beneficial owner of all of the shares reflected in this table.
(2) Includes 806,452 shares issuable upon conversion of $25,000,000 of convertible debentures, plus 201,613 shares issuable upon the exercise of warrants, plus 100 shares of common stock.
(3) Includes up to 206,221 shares issuable at IGEN's option as interest payments on convertible debentures, plus 806,452 shares issuable upon conversion of $25,000,000 of convertible debentures, plus 201,613 shares issuable upon the exercise of warrants.
(4) Includes 322,851 shares issuable upon conversion of $10,000,000 of convertible debentures, plus 80,645 shares issuable upon the exercise of warrants.
(5) Includes up to 82,448 shares issuable at IGEN's option as interest payments on convertible debentures, plus 322,851 shares issuable upon conversion of $10,000,000 of convertible dentures, plus 80,645 shares issuable upon the exercise of warrants.